EXHIBIT 99.1

LKQ Corporation Enters Aftermarket Automotive Parts Industry
Through a Significant Acquisition

CHICAGO — (BUSINESS WIRE) — February 23, 2004 — LKQ Corporation (NASDAQ:  LKQX), the largest nationwide provider of recycled OEM automotive replacement parts, today announced that it has acquired Global Trade Alliance, Inc., one of the largest suppliers of aftermarket collision automotive replacement parts in the Midwest.  GTA operates primarily under the trade names Action Crash Parts and Midwest Fender.

Global Trade Alliance’s revenue for the twelve months ended January 31, 2004 was approximately $42.5 million.  GTA operates over 20 locations serving 15 states primarily east of the Mississippi River.  GTA has over 300 employees.  LKQ paid $30 million for the acquisition, $1.5 million of which was in LKQ common stock and the balance of which was in cash and assumed debt.

“The acquisition of Global Trade Alliance is LKQ’s entry into the aftermarket replacement parts industry, which complements our existing business of recycled replacement parts,” said Joseph M. Holsten, President and Chief Executive Officer of LKQ.  “The product line of GTA features exactly the type of parts that we often do not have in stock for our customers.”

“The $32 billion collision repair market is served approximately 12% by recycled OEM parts, 13% by aftermarket parts, and 75% by OEM parts,” continued Mr. Holsten.  “The entry into the aftermarket industry allows us to further leverage our sales and distribution network and will approximately double the addressable insured collision repair market for LKQ.”

LKQ also announced that it completed a  new credit facility effective February 17, 2004.  The $75 million unsecured revolving credit facility is with Bank of America, N.A., LaSalle Bank National Association, Bank One, N.A. and National City Bank and replaces its previous secured credit facility.

About LKQ Corporation

LKQ Corporation is the largest nationwide provider of recycled OEM automotive replacement parts and related services, with 40 sales and processing facilities and 11 redistribution centers that reach most major markets in the United States.  Through its subsidiary Global Trade Alliance, Inc., LKQ is one of the largest suppliers in the Midwest of aftermarket collision automotive replacement parts, operating over 20 locations serving 15 states primarily east of the Mississippi River.

Forward Looking Statements

The statements in this press release that are not historical are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our expectations, beliefs, hopes, intentions or strategies.  Forward-looking statements involve risks and uncertainties, some of which are not currently known to us.  Actual events or results may differ materially from those expressed or implied in the forward-looking statements as a result of various factors.  These factors include the risk factors and other risks that are described in our Registration Statement on Form S-1 as declared effective on October 2, 2003 and in other reports filed by us from time to time with the Securities and Exchange Commission.  We assume no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.

CONTACT: LKQ Corporation

Mark T. Spears, 312-621-1950

Senior Vice President and Chief Financial Officer

irinfo@lkqcorp.com